SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

DIAMOND HILL FUNDS

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Diamond Hill Funds

Please refer to the accompanying voting ballot(s) for your specified Fund(s)

February 27, 2026

Dear Shareholder,

The Diamond Hill Funds (the “Funds”), Special Meeting of Shareholders is scheduled to be held on April 17, 2026. I am pleased to report that your fellow shareholders have responded and have shown strong support for the proposals. Greater than 90% of shares cast have voted FOR the proposals.

While the Funds’ investment strategies and portfolio management teams will remain unchanged, shareholders are being asked to consider and approve a new investment management agreement between the Trust and Diamond Hill and to elect nine nominees to the Board of Trustees of the Trust. No management fee increase is proposed.

After careful consideration, the Board unanimously recommends that you vote FOR the approval of each proposal. It is important that you exercise your right to vote.

Please join your fellow shareholders by taking a few minutes to sign, date and mail the enclosed card in the prepaid envelope or follow the instructions below to vote by telephone or internet. Once we have received your vote, you will not receive any further communication related to this proxy solicitation.

Vote by Phone by calling 1-888-315-7114 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed card and following the instructions.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Sodali Fund Solutions (“SFS”) at 1-888-315-7114. Please note that an SFS representative may call you to assist in voting.

Thank you,

Diamond Hill Funds

DHF - REM 2